                                                                   EXHIBIT 2.14







                     CHANCELLOR RADIO BROADCASTING COMPANY



                           LOCAL MARKETING AGREEMENT



                                      WITH



                                   WBLI, INC.
                                 WBLI-FM, INC.
                                   WHFM, INC.
                                   WBAB, INC.
                                   WGBB, INC.



                                      FOR



                           WBAB-FM, BABYLON, NEW YORK
                          WBLI-FM, PATCHOGUE, NEW YORK
                          WGBB-AM, FREEPORT, NEW YORK
                         WHFM-FM, SOUTHAMPTON, NEW YORK

                               TABLE OF CONTENTS


1.       Agreement Term.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

2.       Programmer's Purchase of Airtime and Provision of Programming. . . . . . . . . . . . . . . . . . . . . . . . . 2

3.       Representations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

4.       Consideration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

5.       Collection of Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

6.       SFX Control of the Stations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

7.       Programmer Responsibility. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

8.       Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

9.       Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

10.      Public Affairs Programming.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

11.      Additional License Obligations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

12.      Broadcast Stations Programming Policy Statement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

13.      Compliance with Copyright Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

14.      Payola.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

15.      Sales. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

16.      Local Marketing Agreement Challenge. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

17.      Confidential Review. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

18.      Major Defaults: Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         18.1.    Programmer's Major Defaults.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         18.2.   SFX's Major Defaults.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         18.3.   Cure Periods.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         18.4.   Termination Upon Occurrence of Major Default.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         18.5.   Termination Upon Failure of Consummation of Exchange Agreement.  . . . . . . . . . . . . . . . . . .  12

19.      Liabilities Upon Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

20.      No Format Changes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

21.      SFX's Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

22.      Programmer's Indemnification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

23.      Procedure for Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

24.      Dispute Over Indemnification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

25.      Programmer's Remedies for Operational Deficiencies.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

26.      Force Majeure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

27.      Other Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

28.      Assignment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

29.      Entire Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

30.      Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

31.      Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

32.      Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

33.      Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

34.      Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

35.      Certifications.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (a)     Control of Stations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (b)     Compliance with Ownership Rules. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

36.      No Joint Venture.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

37.      Beneficiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

PAYMENT SCHEDULE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

SCHEDULE B - EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ATTACHMENT I - BROADCAST STATIONS PROGRAMMING POLICY STATEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
           I.    No Plugola or Payola.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          II.    Political Broadcasting.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         III.    Required Announcements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          IV.    No Illegal Announcements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
           V.    SFX Discretion Paramount.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ATTACHMENT II - PAYOLA AFFIDAVIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                           LOCAL MARKETING AGREEMENT


THIS LOCAL MARKETING AGREEMENT ("LMA" or "Agreement"), made as of July 1, 1996 by and between WBLI, Inc., a New York corporation, WBLI-FM, Inc., a Delaware corporation, WHFM, Inc., a New York Corporation, WBAB, Inc., a New York corporation, and WGBB, Inc., a New York corporation (collectively, "SFX" or "Owner" or "Licensee") and CHANCELLOR RADIO BROADCASTING COMPANY, ("Chancellor" or "Programmer") a Delaware corporation.


                                    RECITALS

         WHEREAS, SFX owns and operates radio stations WBAB-FM, Babylon, New York; WBLI-FM, Patchogue, New York; WGBB- AM, Freeport, New York; and WHFM-FM, Southampton, New York (the "Long Island Stations");

         WHEREAS, Chancellor is a party to a certain Asset Purchase Agreement ("Purchase Agreement") dated May 14, 1996 among Chancellor and Chancellor Broadcasting Company and OmniAmerica Group, WAPE-FM License Partnership, WFYV-FM License Partnership, WEAT-AM License Partnership, WEAT-FM License Partnership, WXXL License Partnership, WOLL License Partnership and WJHM-FM License Partnership (collectively "Omni") contemplating, inter alia, the purchase by Chancellor of substantially all of Omni's assets used or useful in the operation of Station WAPE-FM, Jacksonville, Florida, and Station WFYV-FM, Atlantic Beach, Florida (collectively, the "Jacksonville Stations"), including the related FCC broadcast licenses and authorizations. That Purchase Agreement is hereafter referred to as the "Florida Agreement".

         WHEREAS, SFX wishes to retain Chancellor to provide programming for the Stations pursuant to the terms and conditions set forth in this Agreement and in conformity with the Stations' policies and practices and the Federal Communications Commission's ("FCC") rules and regulations concerning such arrangements;

         WHEREAS, Chancellor will broadcast such programming and sell advertising that is in conformance with the Stations' policies and all FCC rules and regulations, including the requirement that the ultimate control of the Stations be maintained by SFX; and

         WHEREAS, Chancellor and SFX have entered into an Asset Exchange Agreement dated July 1, 1996 (the "Exchange Agreement"), which would qualify as a tax free exchange of like-kind assets pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, pursuant to which SFX has agreed to transfer to Chancellor, and Chancellor has agreed to acquire from SFX, substantially all of the assets and businesses of the Long Island Stations; and Chancellor has agreed to transfer to SFX, and SFX has agreed to acquire from Chancellor, substantially all of the assets and businesses of the Jacksonville Stations.


NOW THEREFORE, for and in consideration of the mutual covenants herein contained, the parties,

SFX and Chancellor
Local Marketing Agreement
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intending to be legally bound, agree as follows:

         1.      Agreement Term.

                 The term of this Agreement will begin on July 1, 1996 ("Commencement Date") and will continue until the Programmer acquires the assets of the Long Island Stations and the Owner acquires the assets of the Jacksonville Stations in accordance with the terms of the Exchange Agreement, unless earlier terminated in accordance with the provisions set forth herein.

         2.      Programmer's Purchase of Airtime and Provision of Programming.

                 (a) During the term of this Agreement, Programmer shall transmit programming, including commercials, that it produces or owns to the Long Island Stations twenty-four (24) hours per day Monday through Friday and for forty-eight (48) hours during Saturday through Sunday, provided that SFX may broadcast up to two (2) hours of programming for the Long Island Stations which is aimed at serving the needs and interests of the Long Island Stations' communities of license during the morning(s) of Saturday and/or Sunday subject to Section 10 hereto.

                 (b) To facilitate delivery of programming by Programmer hereunder, SFX hereby grants to Programmer the right for the term of this Agreement to use substantially all of the equipment located in the Stations' studios and currently used by SFX for broadcasting programs on the Stations. In addition, Programmer shall have, and SFX hereby grants to Programmer, a license to enter on the premises currently occupied by the Stations for the purpose of producing its programming hereunder; provided, however, that SFX shall maintain, for its use, sufficient space at the Stations' studios to enable SFX to conduct its operations and originate programming. Accordingly, Programmer shall hold SFX harmless from all costs, fees and expenses incurred with respect to any personal injury suffered by any employee or agent of Programmer while on the property of SFX. Programmer shall also be responsible for and shall reimburse SFX for any damage to the property of SFX caused by Programmers' employees or agents.

         3.      Representations.

                 Each of SFX and Programmer represent as to itself that it is authorized to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms. Programmer hereby represents and warrants to SFX that Programmer is an experienced radio broadcast station owner and operator and is fully familiar with all pertinent legal requirements, including but not limited to, the Communications Act of 1934, as amended (the "Act"), and the Commission's rules, regulations and policies governing the operation of radio broadcast stations. Programmer will comply with all legal requirements,

SFX and Chancellor
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including but not limited to the Act and the Commission's rules, regulations and policies.

         4.      Consideration.

                 During the term of this Agreement, Programmer shall pay SFX the payments set forth on the Payment Schedule annexed hereto.

         5.      Collection of Accounts Receivable.

                 (a) The accounts receivable of the Long Island Stations generated prior to the Commencement Date (the "Pre-LMA Receivables") shall be and remain the property of SFX. Within fifteen (15) days after the Commencement Date, SFX shall furnish Chancellor with a list (certified by the Chief Financial Officer of SFX to be a true and complete list) of all accounts receivable of SFX which remain outstanding as of the Commencement Date. Chancellor agrees that if, after the Commencement Date, it shall receive payment, in respect to any Pre-LMA Receivable, Chancellor shall remit to SFX, within five (5) business days after the end of each month, any amounts received by Chancellor during the preceding month (whether or not directed on their face to SFX), which are in payment for advertising broadcast by the Station prior to the Commencement Date.

                 (b) During the period starting on the Commencement Date and ending one hundred twenty (120) days thereafter, Chancellor shall use reasonable efforts, consistent with SFX's current billing and collection practices and in the ordinary course of the business, to assist SFX in the collection of any outstanding Pre-LMA Receivables; provided, however, that, notwithstanding the foregoing, Chancellor shall be under no obligation to commence litigation, employ counsel or engage the services of a collection agency to effect collection. Chancellor shall not make any compromise, adjustment, concession or settlement of any Pre-LMA Receivable without SFX's express written consent and Chancellor shall be under no obligation to compromise, adjust, concede or settle any accounts receivable generated after the Commencement Date or otherwise grant any credit or allowance to effect collection of a Pre-LMA Receivable. Absent written evidence that an account debtor owing a Pre-LMA Receivable is disputing in good faith any portion of such Pre- LMA Receivable, any payments received by Chancellor after the Commencement Date from such account debtor shall be presumed to represent payment on any undisputed portion of such Pre-LMA Receivable which is then outstanding (with each such payment received from such account debtor to be applied first to the most-aged Pre-LMA Receivable then owing from such account debtor).

                 (c) SFX agrees to remit to Chancellor within 5 business days after the end of each month, any amounts received by SFX during the preceding month (whether or not directed on their face to Chancellor) which are in payment for advertising generated by the Stations after the Commencement Date.

SFX and Chancellor
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                 (d) Chancellor shall not set-off any claim or amount against any of the Pre-LMA Receivables.

         6.      SFX Control of the Stations.

                 (a) SFX will have full authority, power and control over the management and operations of the Long Island Stations during the term of this Agreement. SFX will bear all responsibility for the Long Island Stations' compliance with all applicable provisions of the Act, the rules, regulations and policies of the FCC and all other applicable laws, including without limitation, the retention of control over the policies, programming and operation of the Long Island Stations, including the right to preempt programming which in its good faith judgment it deems unsuitable or contrary to the public interest. SFX shall be solely responsible for and pay in a timely manner all real and personal property taxes, mortgage fees and expenses and other real property costs, all studio and transmitter site leases, any utilities (excluding telephone charges), and all costs and expenses for the maintenance of all transmitter equipment. Programmer shall cooperate with and assist SFX in complying with all FCC rules and regulations.

                 (b) SFX retains ultimate control over the Long Island Stations and their premises. Accordingly, all employees of Programmer present at the Long Island Stations or on their premises must comply with the policies and rules promulgated by SFX. In no event shall Programmer, or Programmer's employees, represent, depict, describe or portray Programmer as the Licensee of the Long Island Stations. To this end, all employees of Programmer, whose work involves the Long Island Stations, shall be informed as to SFX's ultimate control over the Long Island Stations and Programmer's subordinate capacity, and all printed materials and promotional announcements shall accurately describe all of the roles and responsibilities of SFX and Programmer.

                 (c) The Long Island Stations' transmission equipment shall be maintained by SFX in a condition consistent with good engineering practices and in compliance in all material respects with the Act and all other applicable rules, regulations and technical standards of the FCC. All capital expenditures reasonably required to maintain the technical quality of the transmission equipment and its compliance with applicable laws and regulations shall be made at the sole expense of SFX in a timely fashion.

                 (d) SFX shall employ at its expense a management-level employee at the Long Island Stations and such other person for each Long Island Station as necessary to fulfill SFX's duties hereunder and its obligations under the FCC's rules. A manager shall direct the day-to-day operations of each Long Island Station and shall report to and be accountable to SFX. SFX shall be responsible for the salaries, taxes, insurance and related costs for all personnel it employs at the Long Island Stations.

SFX and Chancellor
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                 (e) SFX shall pay all regulatory fees, file all necessary applications, maintain the Long Island Stations' local public inspection files within the Long Island Stations' communities of license and shall prepare and place in such inspection file all required documents including, but not limited to the Long Island Stations' quarterly issues and program lists on a timely basis.

         7.      Programmer Responsibility.

                 (a) Programmer shall be solely responsible for all expenses incurred in the origination and/or delivery of programming from any remote location and for all operating expenses of the Long Island Stations (including telephone expenses and expenses related to sales, marketing, promotion, advertising, billing and collections, and traffic), except that SFX shall be responsible for the costs as provided in Section 6 hereof. Programmer shall cooperate fully with SFX in responding to any questions, comment, inquiry or complaint from any third party, including any governmental authority or agent thereof, that may relate to or arise from the Long Island Stations or its operations, including the programming. In the event of Programmer's receipt of any question, comment inquiry or complaint that may relate to or arise from the Long Island Stations or its operations, Programmer shall promptly notify SFX of the same.

                 (b) Programmer shall employ and be solely responsible for the salaries, taxes, insurance and related costs for all personnel employed by Programmer (including, without limitation, salespeople, traffic personnel, board operators and programming staff).

                 (c) Programmer shall cause the Long Island Stations to transmit any required tests of the Emergency Broadcast System or successor Emergency Alert System at such times as are directed by SFX.

                 (d) Political Advertising and Announcements. Programmer shall maintain and deliver to SFX all records and information required by the FCC to be placed in the public inspection files of the Long Island Stations pertaining to the broadcast of political programming and advertisements, in accordance with the provisions of Sections 73.1940 and 73.3526 of the FCC's rules and agrees to broadcast sponsored programming addressing political issues, in accordance with the provisions of Section 73.1212 of the FCC's rules.

                          1.      Programmer's sale or use of commercial time
on the Long Island Stations shall conform to all federal and state laws governing the sale of political advertising on radio stations. At least ninety
(90) days before the start of any primary or general election campaign, Programmer will clear with Licensee the rates to be charged political candidates for public office and rate cards to be sure that the rates and the rate cards are in conformance with all laws, including requirements for providing reasonable time to state and local candidates (as determined by the Licensee).

SFX and Chancellor
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                          2.      When required by law, Programmer shall sell
such political advertising time only at the Stations' lowest unit rate. Within seven (7) days after the broadcast of political advertising, Programmer shall review the commercial spots that have aired on the Long Island Stations, so as to insure that each political candidate was charged the lowest unit rate. In the event a refund or credit is due, Programmer shall pay such refund or provide such credits within seven (7) days. The Programmer recognizes candidates' need to maximize their campaign funds, and thus will provide such rebates or credits on a more expeditious basis as the election day approaches.

                          3.      Within twenty-four (24) hours of any request
to purchase time on any Long Island Station on behalf of a candidate for public office or to support or urge defeat of an issue on an election ballot, Programmer will provide documentation of the request, and its disposition, to Licensee so that appropriate records can be placed in the Long Island Station's public file.

                          4.      In the event that Programmer fails to provide
adequate broadcast time for the broadcast of paid political programming or advertising by political candidates, Licensee shall have the right to preempt commercial announcements supplied by Programmer to make time available to these political candidates.

                          5.      Programmer shall furnish within its
programming, on behalf of SFX, all of the Long Island Stations' identification announcements required by the FCC's rules. Programmer shall provide information with respect to any of its programming which is responsive to the public needs and interests of the area served by the Long Island Stations so as to assist SFX in the preparation of any required programming reports, and provide other information to enable SFX to prepare other records, reports and logs required by the FCC or other local, state or federal governmental agencies.

         8.      Contracts.

                 Programmer shall perform and discharge the obligations of SFX from and after the Commencement Date under the contracts and agreements listed in the Schedules to the Exchange Agreement as being assumed by Programmer on the Commencement Date. In addition, Programmer shall perform and discharge all obligations of the Long Island Stations under all trade agreements from and after the Commencement Date. Programmer will not enter into any third-party contracts, leases or agreements which will bind SFX in any way except with SFX's prior written approval.



         9.      Employees.

                 Schedule B hereto contains a listing of the name, salary or compensation and job

SFX and Chancellor
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description of all employees of the Long Island Stations as of June 17, 1996. Pursuant to Section 14.7 of the Exchange Agreement as of the Commencement Date, the current Long Island Stations employees will become employees of the Programmer; however, Programmer may terminate current employees of the Long Island Stations without cause thirty (30) days from the execution of the Exchange Agreement. If the number of terminated employees exceeds ten (10) or in the aggregate the severance liability amount of the terminated employees from the Long Island Stations exceeds One Hundred Thousand Dollars ($100,000), then the Programmer shall be responsible to pay for any severance amounts exceeding the first One Hundred Thousand Dollars ($100,000). Owner shall be responsible to pay for any severance amounts associated with only the first ten
(10) terminated employees, as designated by Programmer, but in no event will Owner be liable for any severance amounts exceeding One Hundred Thousand Dollars ($100,000). Owner agrees to maintain at its own expense one management level employee and one other employee for each Long Island Station.

         Commencing subsequent to the execution of the LMAs, Owner shall make available to each of the Long Island Stations' personnel during normal business hours for Programmer to interview prior to the Commencement Date. Programmer shall notify Owner of the names of employees to whom Programmer shall offer employment (herein referred to as "Transferred Employees"). Owner hereby consents to Programmer making such offers of employment relating to the Long Island Stations subject to the effectiveness of the LMAs between the parties. Owner shall be responsible for all obligations or liabilities to those employees not offered employment by Programmer, and Programmer shall have no obligations with respect to those employees (herein referred to as "Retained Employees").

         No earlier than thirty (30) days after the execution of the Exchange Agreement, Programmer shall submit confirmation letters to the Long Island Stations' Management, on-air talent and other key employees which it intends to offer employment, to which confirmation letters shall set forth the terms of employment currently in effect between said employee and Owner, including, but not limited to, matters concerning salary, bonuses, vacation time, non-compete provisions (if any), benefits, termination rights, loans (if any) and any other pertinent provisions thereof. Receipt of the confirmation letters signed by the perspective management, on-air talent and other key employees is a condition precedent to Programmer making any offers of continued employment.

         10.     Public Affairs Programming.

                 Notwithstanding any other provision of this Agreement, Programmer recognizes that SFX has certain obligations to broadcast programming to meet the needs and interests of the community of license for the Long Island Stations. SFX shall have the right to air specific programming on issues of importance to the local community. Nothing in this Agreement shall abrogate the unrestricted authority of SFX to discharge its obligations to the public and to comply with the law, rules and policies of the FCC with respect to meeting the ascertained needs and interests

SFX and Chancellor
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of the public. Accordingly, SFX may broadcast public affairs programming as outlined in Section 2 hereof. SFX may air this programming in either one two
(2) hour block or any combination of half hour or full hour blocks of time during the hours of 6 a.m. to 9 a.m. on Saturday and/or Sunday.

         11.     Additional License Obligations.

                 Although both parties shall cooperate in the broadcast of emergency information over the Stations, SFX shall also retain the right to interrupt Programmer's programming in case of an emergency or for programming which, in the reasonable good faith judgment of SFX, is of overriding public importance. SFX shall also coordinate with Programmer the Long Island Stations' hourly station identification announcements to be aired in accordance with FCC rules. SFX shall continue to maintain a main studio, as that term is defined by the FCC, within each of the Long Island Stations' principal community contours and shall staff it as required by the FCC. SFX shall be responsible for the salaries, taxes, insurance and related costs for all personnel it employs at the Long Island Stations and shall maintain insurance at its present levels covering the Long Island Stations' transmission facilities. In addition, SFX shall pay any federal regulatory fees, maintain its local public inspection file within the Long Island Stations' communities of license and shall prepare and place in such public inspection file all required documents including, but not limited to, its quarterly issues and program lists on a timely basis. SFX shall also receive and respond to telephone inquiries from the general public. Programmer shall provide SFX with information with respect to certain of Programmer's programs which may be included in SFX's quarterly issues and programs lists.

         12.     Broadcast Stations Programming Policy Statement.

                 SFX has adopted and will enforce a Broadcast Stations Programming Policy Statement (the "Policy Statement"), a copy of which appears as Attachment I hereto and which may be amended to meet changing regulatory requirements by SFX upon reasonable advance written notice to Programmer. Programmer agrees and covenants to comply in all material respects with the Policy Statement and with all rules and regulations of the FCC. If SFX reasonably determines that a program, commercial or other material supplied by Programmer does not comply with the Policy Statement, or if SFX reasonably believes that some or all of a program, commercial or other material is unsuitable or contrary to the public interest, it may suspend or cancel such program, commercial or other material and shall provide written notice to Programmer of such decision. Programmer shall provide programs only in accordance with the Policy Statement and FCC requirements. All advertising spots and promotional material or announcements shall comply with applicable federal, state and local regulation and policies and the Policy Statement, and shall be produced in accordance with quality standards established by SFX.

         13.     Compliance with Copyright Act.

SFX and Chancellor
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                 Programmer represents and warrants to SFX that Programmer has full authority to broadcast its programming on the Long Island Stations and the Programmer shall not broadcast any material in violation of any law, rule, regulation or the Copyright Act. All music supplied by Programmer shall be:
(i) licensed by ASCAP, SESAC or BMI; (ii) in the public domain; or (iii) cleared at the source by Programmer. SFX will maintain as appropriate its own ASCAP, BMI and SESAC licenses for the performance of Programmer's programs and Programmer shall reimburse SFX for the costs of such licenses obtained by SFX within thirty (30) days when paid. The right to use the programming and to authorize its use in any manner shall be and remain vested in Programmer.

         14.     Payola.

                 Programmer agrees that neither it nor its employees or agents will accept any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively, "Consideration"), whether or not pursuant to written contracts or agreements between Programmer and merchants or advertisers, unless the third party providing such compensation, gift or gratuity is identified in the program for which Consideration was provided as having paid for or furnished such Consideration, in accordance with the Communications Act and FCC requirements. Programmer agrees to execute and to provide SFX with payola Affidavits from itself, and all of its employees and agents who are involved with providing programming on the Long Island Stations, at such times as SFX may reasonably request, substantially in the form attached hereto as Attachment II.

         15.     Sales.

                 Programmer shall retain all revenues from the sale of advertising time within the programming it provides to SFX and pay all expenses attributable thereto. Programmer may sell advertising, consistent with applicable rules, regulations and the Policy Statement, on the Long Island Stations in combination with any other broadcast stations of its choosing. Programmer shall be responsible for payment of the commissions due to any national sales representative engaged by it for the purpose of selling national advertising which is carried during the programming it provides to SFX. SFX shall retain all revenues from the sale of the Long Island Stations' advertising during the hours each week in which SFX airs its own nonentertainment programming.



         16.     Local Marketing Agreement Challenge.

                 If this Agreement is challenged at the FCC, counsel for SFX and counsel for

SFX and Chancellor
Local Marketing Agreement
Page 10
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Programmer shall defend the Agreement and the parties' performance thereunder throughout all FCC proceedings with Programmer and SFX each being responsible for its own costs. If portions of this Agreement do not receive the approval of the FCC staff, then the parties shall reform the Agreement subject to their respective reasonable business judgment and advise of counsel or, at SFX's or Programmer's option, seek reversal of the staff decision and approval from the full Commission on appeal.

         17.     Confidential Review.

                 Prior to providing any programming by Programmer to SFX under this Agreement, Programmer shall acquaint SFX with the nature and type of the programming to be provided. SFX, solely for the purpose of ensuring Programmer's compliance with the law, FCC rules and the Long Island Stations' policies, shall be entitled to review and pre-empt at its discretion from time to time on a confidential basis any programming material and any other documents it may reasonably request, including all rate cards and disclosure statements related to Programmer's political advertising. Programmer shall promptly provide SFX with copies of all correspondence and complaints received from the public as well as copies of all program logs and promotional materials.

         18.     Major Defaults: Termination.

                 18.1. Programmer's Major Defaults. The occurrence of any of the following, after the expiration of the applicable cure periods, if any, will be deemed to be a "Major Default" by Programmer under this Agreement:

                 (a) Programmer's failure to timely pay any of the consideration provided for in Section 4 and the Payment Schedule annexed hereto or other payments required hereunder;

                 (b) Except as otherwise provided for in this Agreement, the failure of Programmer to supply the programs for broadcast on the Long Island Stations in accordance with Section 2 hereof;

                 (c) Any termination of this Agreement by Programmer other than as permitted in Section 18.4 or 18.5; or

                 (d) In the event of a voluntary filing by Programmer (or involuntary filing with respect to Programmer not vacated with ninety (90) days after such filing) of a petition for reorganization or dissolution under federal bankruptcy laws or under substantially equivalent state laws.

                 18.2. SFX's Major Defaults. The occurrence of any of the following, after the

SFX and Chancellor
Local Marketing Agreement
Page 11
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expiration of the applicable cure periods, if any, will be deemed to be a "Major Default" by SFX under this Agreement:

                 (a) Except as otherwise provided for in this Agreement, the failure of SFX to broadcast the programs supplied by Programmer in accordance with Section 2 hereof;

                 (b) Any termination of this Agreement by SFX other than as permitted in Section 18.4 or 18.5; or

                 (c) In the event of a voluntary filing by SFX (or involuntary filing with respect to SFX not vacated with ninety (90) days after such filing) of a petition for reorganization or dissolution under federal bankruptcy laws or under substantially equivalent state laws.

                 18.3. Cure Periods. The cure periods before any event listed in Section 18.1 or 18.2 shall become a Major Default are as follows:

                 (a) Payment by Programmer. The consideration to be paid to SFX must be received by SFX within five (5) days after SFX gives written notice of non-payment to Programmer.

                 (b)      Certain Matters.  There shall be no cure period for:

                          (i)     a termination by Programmer described in
                 Section 18.1(c); or

                          (ii) a termination by SFX described in Section 18.2(b) hereof.

                 (c) Programs and Broadcast Matters. With respect to Programmer's failure to provide programs referred to in Section 18.1(b) hereof or SFX's failure to broadcast programs referred to in Section 18.2(a) hereof, the period allowed for cure shall be three (3) business days from the giving of written notice of such failure to the defaulting party by the non-defaulting party.

                 (d) Other Matters. With respect to all matters capable of being cured other than those described in Sections 18.3(a), 18.3(b) or 18.3(c) above, the cure period shall be ten (10) business days after written notice to the defaulting party is given by the non-defaulting party or, with respect to matters that through the exercise of reasonable diligence cannot be cured within such ten (10) day period, such longer period not to exceed ninety
(90) days as is reasonably necessary to effect such cure through the exercise of reasonable diligence.

                 18.4. Termination Upon Occurrence of Major Default. Upon the occurrence and continuation of a Major Default the non-defaulting party may terminate this Agreement by giving written notice to the defaulting party within sixty (60) days of such occurrence, provided that the

SFX and Chancellor
Local Marketing Agreement
Page 12
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non-defaulting party has not also committed a Major Default hereunder which has not been waived. Such written notice shall specify a termination date which is not less than seven (7) days nor more than ninety (90) days from the date such notice is given. In the event the non-defaulting party does not exercise such right of termination by giving such written notice within such sixty (60) day period, then the Major Default giving rise to such right of termination shall be deemed waived and the Agreement shall continue in full force and effect.

                 18.5. Termination Upon Failure of Consummation of Exchange Agreement. Notwithstanding any other provision hereof, this Agreement may be terminated by either party at any time following termination of the Exchange Agreement.

         19.     Liabilities Upon Termination.

                 (a) Programmer shall be solely responsible for all of its liabilities, debts and obligations incident to its purchase of broadcast time hereunder, including, without limitation, accounts payable and unaired advertisements, but not for SFX's federal, state, and local tax liabilities associated with Programmer's payments to SFX as provided herein. Upon termination pursuant to Sections 18.4 or 18.5 hereto, SFX shall be under no further obligation to make available to Programmer any broadcast time or broadcast transmission facilities, provided that SFX agrees that it will cooperate reasonably with Programmer to discharge in exchange for reasonable compensation any remaining obligations of Programmer in the form of air time following the termination date. At the date of termination, Programmer shall return to SFX any equipment or property of the Long Island Stations used by Programmer, its employees or agents, in substantially the same condition as such equipment existed on the Commencement Date, shall restore SFX's technical facilities to substantially the same condition as such facilities existed on the Commencement Date, ordinary wear and tear excepted, shall reassign to SFX all contracts and agreements relating to the Long Island Stations listed on the Schedules to the Exchange Agreement which were assumed by Programmer upon the Commencement Date, and shall otherwise take such actions to restore to the extent then practicable the parties hereto to their respective positions prior to the Commencement Date.

                 (b)      Upon termination of this Agreement pursuant to this
Section 18 or as a result of the expiration of the term of this Agreement other than by the Closing under the Exchange Agreement, each party shall be free to pursue any and all remedies available to it at law, in equity or otherwise.
All amounts accrued or payable to SFX up to the date of termination which have not been paid shall be immediately due and payable. Programmer shall, in addition to its other legal and equitable rights and remedies under this Agreement or under applicable law, be entitled immediately to cease providing any further programs to be broadcast on the Long Island Stations, and all amounts which have been prepaid to SFX for any partial month beyond the termination shall be immediately due and payable to Programmer. Programmer shall return all confidential information with respect to the Long Island Stations to the SFX. Programmer shall reassign all of SFX's accounts receivable

                                                                     EXHIBIT 3.5




                                    FORM OF
                   CERTIFICATE OF DESIGNATION OF THE POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
          OPTIONAL AND OTHER SPECIAL RIGHTS OF 12 1/4% SERIES A SENIOR
                  CUMULATIVE EXCHANGEABLE PREFERRED STOCK AND
              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF


- --------------------------------------------------------------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

- --------------------------------------------------------------------------------

                 Chancellor Radio Broadcasting Company (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by unanimous written consent dated March 26, 1996, duly approved and adopted the following resolution (the "Resolution"):

                 RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock, par value $.01 per share, with a stated value initially of [INSERT LIQUIDATION PREFERENCE OF OLD PREFERRED STOCK AT TIME OF EXCHANGE] per share, consisting initially of 1,000,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

                 (a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the "12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock". The number of shares constituting such class shall be 1,000,000 and are referred to as the "Series A Senior Exchangeable Preferred

Stock." The initial liquidation preference of the Series A Senior Exchangeable Preferred Stock shall be [INSERT LIQUIDATION PREFERENCE OF OLD PREFERRED STOCK AT TIME OF EXCHANGE] per share; such amount shall be subject to increase as provided in paragraph (c)(i).

                 (b) Rank. The Series A Senior Exchangeable Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation, rank (i) senior to all classes of common stock of the Corporation (including, without limitation, the Common Stock) and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series A Senior Exchangeable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to, together with all classes of common stock of the Corporation, as "Junior Stock"); (ii) on a parity with the Existing Preferred Stock and any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Series A Senior Exchangeable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"); provided that any such Parity Stock (other than Existing Preferred Stock) that was not approved by the Holders in accordance with paragraph (f)(ii)(A) hereof (to the extent such approval is required) shall be deemed to be Junior Stock and not Parity Stock; and (iii) junior to each class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created that has been approved by the Holders in accordance with paragraph (f)(ii)(B) hereof and the terms of which expressly provide that such class or series will rank senior to the Series A Senior Exchangeable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Stock").

                 (c)      Dividends.

                 (i) Beginning on the Issue Date, the Holders of the outstanding shares of Series A Senior Exchangeable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, distributions in the form of cash dividends on each share of Series A Senior Exchangeable Preferred Stock, at a rate per annum equal to 12 1/4% of the then effective liquidation preference per share of the Series A Senior

         Exchangeable Preferred Stock, payable quarterly. No interest shall be payable in respect of any dividends that may be in arrears. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from [MAY 15, 1996] and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the Issue Date, provided that if any dividend payable on any Dividend Payment Date on or before February 15, 2001 is not declared and paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date that is not paid in cash on such Dividend Payment Date shall be added to the liquidation preference of the Series A Senior Exchangeable Preferred Stock on such Dividend Payment Date and the amount so added to the liquidation preference shall be deemed paid in full and shall not accumulate. Each dividend shall be payable to, or added to the liquidation preference of as herein provided, the Series A Senior Exchangeable Preferred Stock held by Holders of record as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date. Dividends shall cease to accumulate in respect of the Series A Senior Exchangeable Preferred Stock on the Exchange Date or on the date of their earlier redemption unless the Corporation shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures in respect of the Series A Senior Exchangeable Preferred Stock on such Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

                  (ii) All dividends paid with respect to shares of the Series A Senior Exchangeable Preferred Stock pursuant to paragraph
         (c)(i) shall be paid pro rata to the Holders entitled thereto.

                 (iii) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Series A Senior Exchangeable Preferred Stock at any time.

                  (iv) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to paragraph (e)(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors of the Corporation.

                   (v) No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid (or are deemed declared and paid) in full, or declared and, if payable in cash, a sum in cash set apart sufficient for such payment, on the Series A Senior Exchangeable Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Stock. If any dividends are not so paid, all dividends declared upon shares of the Series A Senior Exchangeable Preferred Stock and any other Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Series A Senior Exchangeable Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Senior Exchangeable Preferred Stock and such Parity Stock bear to each other.

                  (vi)    (A)     Holders of shares of the Series A Senior
         Exchangeable Preferred Stock shall be entitled to receive the dividends provided for in paragraph (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Stock.

                   (B) So long as any share of the Series A Senior Exchangeable Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock whether in cash, obligations or shares of the Corporation or other property (other than dividends in Junior Stock to the holders of Junior Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Series A Senior Exchangeable Preferred Stock have been paid (or are deemed paid) in full.

                   (C) So long as any share of the Series A Senior Exchangeable Preferred Stock is outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the

         Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Stock, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Series A Senior Exchangeable Preferred Stock have been paid (or are deemed paid) in full.

                 (vii) Dividends payable on the Series A Senior Exchangeable Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

                   (d)    Liquidation Preference.

                   (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Series A Senior Exchangeable Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the then effective liquidation preference for each share outstanding, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) before any payment shall be made or any assets distributed to the holders of any of the Junior Stock including, without limitation, common stock of the Corporation. Except as provided in the preceding sentence, Holders of Series A Senior Exchangeable Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Series A Senior Exchangeable Preferred Stock and all Parity Stock, then the holders of all such shares shall share equally and ratably in such distribution of assets in proportion to the full liquidation preference, including, without duplication, all accrued and unpaid dividends to which each is entitled.

                  (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

                 (e)      Redemption.

                 (i) Optional Redemption. (A) The Corporation may, at the option of the Board of Directors, redeem at any time on or after February 15, 2001, subject to contractual and other restrictions with respect thereto and from any source of funds legally available therefor, in whole or in part, in the manner provided for in paragraph
         (e)(iii) hereof, any or all of the shares of the Series A Senior Exchangeable Preferred Stock, at the redemption prices (expressed as a percentage of the then effective liquidation preference) set forth below plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Optional Redemption Price") if redeemed during the 12- month period beginning February 15 of each of the years set forth below:

                 2001 . . . . . . . . . . . . . . . . . . . . . . . . . 106.125%
                 2002 . . . . . . . . . . . . . . . . . . . . . . . . . 104.900%
                 2003 . . . . . . . . . . . . . . . . . . . . . . . . . 103.675%
                 2004 . . . . . . . . . . . . . . . . . . . . . . . . . 102.450%
                 2005 . . . . . . . . . . . . . . . . . . . . . . . . . 101.225%
                 2006 and thereafter  . . . . . . . . . . . . . . . . . 100.000%

         ; provided that no redemption pursuant to this paragraph (e)(i)(A) shall be authorized or made unless prior thereto full accumulated and unpaid dividends are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the Series A Senior Exchangeable Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date.

                 (B) In addition to the foregoing paragraph (e)(i)(A), on or prior to February 15, 1999, the Corporation may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem from any source of funds legally available therefor, in the manner provided for in paragraph (e)(iii) hereof, the Series A Senior Exchangeable Preferred Stock, in part, at a redemption price of 112.250%
         of the then effective liquidation preference thereof if redeemed during the 12-month period commencing on February 15, 1996, 111.025% of the then effective liquidation preference thereof if redeemed during the 12-month period commencing on February 15, 1997 and 109.800% of the then effective liquidation preference thereof if redeemed during the 12-month period commencing on February 15, 1998, plus, in each case, without duplication, an amount in cash equal to all accumulated and unpaid dividends to the redemption date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the redemption date to the redemption date) (the "Cash Proceeds Redemption Price"); provided, however, that after any such redemption, the number of shares of Series A Senior Exchangeable Preferred Stock outstanding must equal at least 75% of the shares of Series A Senior Exchangeable Preferred Stock originally issued on the Issue Date. Any such redemption pursuant to this paragraph (e)(i)(B) must occur on or prior to 60 days after the receipt by the Corporation of the proceeds of each Public Equity Offering.

                 (C)      In the event of a redemption pursuant to paragraph
         (e)(i)(A) or (e)(i)(B) hereof of only a portion of the then outstanding shares of the Series A Senior Exchangeable Preferred Stock, the Corporation shall effect such redemption on a pro rata basis according to the number of shares held by each Holder of the Series A Senior Exchangeable Preferred Stock, except that the Corporation may redeem such shares held by Holders of fewer than 100 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), as may be determined by the Corporation.

                  (ii) Mandatory Redemption. On February 15, 2008, the Corporation shall redeem, to the extent of funds legally available therefor, in the manner provided for in paragraph (e)(iii) hereof, all of the shares of the Series A Senior Exchangeable Preferred Stock then outstanding at a redemption price equal to 100% of the then effective liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Mandatory Redemption Price").

                 (iii) Procedures for Redemption. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Series A Senior Exchangeable Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Series A Senior Exchangeable Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Senior Exchangeable Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                          (1) whether the redemption is pursuant to paragraph (e)(i)(A), (e)(i)(B) or (e)(ii) hereof;

                          (2) the Optional Redemption Price, the Mandatory Redemption Price or the Cash Proceeds Redemption Price, as the case may be;

                          (3) whether all or less than all the outstanding shares of the Series A Senior Exchangeable Preferred Stock are to be redeemed and the total number of shares of the Series A Senior Exchangeable Preferred Stock being redeemed;

                          (4)     the date fixed for redemption;

                          (5) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Series A Senior Exchangeable Preferred Stock to be redeemed; and

                          (6) that dividends on the shares of the Series A Senior Exchangeable Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Optional Redemption Price, the Mandatory Redemption Price or the Cash Proceeds Redemption Price, as the case may be.

                 (B) Each Holder of Redeemable Preferred stock shall surrender the certificate or certificates representing such shares of Series A Senior Exchangeable Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, Mandatory Redemption Price or Cash Proceeds Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                 (C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Series A Senior Exchangeable Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, the Mandatory Redemption Price or the Cash Proceeds Redemption Price, as the case may be, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph (iii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the Optional Redemption Price, the Mandatory Redemption Price or the Cash Redemption Price, as the case may be, without interest.

                   (f)    Voting Rights.

                   (i) The Holders of Series A Senior Exchangeable Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraphs (ii), (iii) and (iv) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

                  (ii) (A) So long as any shares of the Series A Senior Exchangeable Preferred Stock are outstanding, the Corporation shall not authorize any class of Parity Stock without the affirmative vote or consent of Holders of at least a majority of the then outstanding shares of Series A

         Senior Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                 (B) So long as any shares of the Series A Senior Exchangeable Preferred Stock are outstanding, the Corporation shall not authorize any class of Senior Stock without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series A Senior Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                 (C) So long as any shares of the Series A Senior Exchangeable Preferred Stock are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Series A Senior Exchangeable Preferred Stock or to authorize the issuance of any additional shares of Series A Senior Exchangeable Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of Series A Senior Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                 (D) Prior to the exchange of Series A Senior Exchangeable Preferred Stock for Exchange Debentures, the Corporation shall not amend or modify the Indenture for the Exchange Debentures in the form executed on February 26, 1996 (the "Indenture") (except as expressly provided therein in respect of amendments without the consent of Holders of Exchange Debentures) without the affirmative vote or consent of Holders of at least a majority of the shares of Series A Senior Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                 (E)      Except as set forth in paragraphs (f)(ii)(A),
         (f)(ii)(B) and (f)(ii)(C) above, (x) the creation, authorization or issuance of any shares of any Junior Stock, Parity Stock or Senior Stock or (y) the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders of Series A Senior Exchangeable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of Series A Senior Exchangeable Preferred Stock.

                 (iii) Without the affirmative vote or consent of Holders of a majority of the issued and outstanding shares of Series A Senior Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless: (A) either
         (1) the Corporation is the surviving or continuing Person or (2) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred, shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Series A Senior Exchangeable Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series A Senior Exchangeable Preferred Stock had immediately prior to such transaction; (C) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Corporation (in the case of clause (1) of the foregoing clause (A)) or such Person (in the case of clause (2) of the foregoing clause (A)) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under paragraph (l)(i) hereof; (D) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or be continuing; and (E) the Corporation has delivered to the transfer agent for the Series A Senior Exchangeable Preferred Stock prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied.

                 For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

                  (iv) (A) If (1) after February 15, 2001 cash dividends on the Series A Senior Exchangeable Preferred Stock are in arrears and unpaid for six or more Dividend Periods (whether or not consecutive) (a "Dividend Default"); (2) the Corporation fails to redeem all of the then outstanding shares of Series A Senior Exchangeable Preferred Stock on February 15, 2008 or otherwise fails to discharge any redemption obligation with respect to the Series A Senior Exchangeable Preferred Stock; (3) the Corporation fails to make a Change of Control Offer (whether pursuant to the terms of paragraph (h)(v) or otherwise) following a Change of Control if such Change of Control Offer is required by paragraph (h) hereof or fails to purchase shares of Series A Senior Exchangeable Preferred Stock from Holders who elect to have such shares purchased pursuant to the Change of Control Offer; (4) the Corporation breaches or violates one of the provisions set forth in any of paragraphs (l)(i), (l)(ii) or (l)(iii) hereof and the breach or violation continues for a period of 30 days or more after the Corporation receives notice thereof specifying the default from the holders of at least 25% of the shares of Series A Senior Exchangeable Preferred Stock then outstanding or (5) the Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Corporation or any Subsidiary of the Corporation, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or that has been accelerated, aggregates $5,000,000 or more at one time, in each case, after a 10-day period during which such default shall not have been cured or such acceleration rescinded, then in the case of any of clauses (1)-(5) the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit the Holders of Series A Senior Exchangeable Preferred Stock, voting separately and as one class, to elect the lesser of two directors or 25% of the members of the Board of Directors. Each such event described in clauses (1),
         (2), (3), (4) and (5) is a "Voting Rights Triggering Event." Holders of a majority of the issued and outstanding shares of Series A Senior Exchangeable Preferred Stock, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors or 25% of the members of the Board of Directors at a meeting therefor called upon occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Series A Senior Exchangeable Preferred Stock expire (other than as described in (f)(iv)(B) below). The voting rights provided herein shall be the exclusive remedy at law or in equity of the holders of the Series A Senior Exchangeable Preferred Stock for any Voting Rights Triggering Event.

                 (B) The right of the Holders of Series A Senior Exchangeable Preferred Stock voting together as a separate class to elect members of the Board of Directors as set forth in subparagraph
         (f)(iv)(A) above shall continue until such time as (x) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Series A Senior Exchangeable Preferred Stock are paid in full in cash; and (y) in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied or waived by the holders of at least a majority of the shares of Series A Senior Exchangeable Preferred Stock then outstanding and entitled to vote thereon, at which time (1) the special right of the Holders of Series A Senior Exchangeable Preferred Stock so to vote as a class for the election of directors and (2) the term of office of the directors elected by the Holders of the Series A Senior Exchangeable Preferred Stock shall each terminate and the directors elected by the holders of Common Stock shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Series A Senior Exchangeable Preferred Stock pursuant to paragraph
         (f)(iv) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of Series A Senior Exchangeable Preferred Stock, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least twenty-five percent (25%) of the shares of Series A Senior Exchangeable Preferred Stock then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the Holders of Series A Senior Exchangeable Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty-five percent (25%) of the outstanding shares of Series A Senior Exchangeable Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Series A Senior Exchangeable Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

                 (C) At any meeting held for the purpose of electing directors at which the Holders of Series A Senior Exchangeable Preferred Stock shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Series A Senior Exchangeable Preferred Stock shall be required to constitute a quorum of such Series A Senior Exchangeable Preferred Stock.

                 (D) Any vacancy occurring in the office of a director elected by the Holders of Series A Senior Exchangeable Preferred Stock may be filled by the remaining directors elected by the Holders of Series A Senior Exchangeable Preferred Stock unless and until such vacancy shall be filled by the Holders of Series A Senior Exchangeable Preferred Stock.

                 (v) In any case in which the Holders of Series A Senior Exchangeable Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of Series A Senior Exchangeable Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Series A Senior Exchangeable Preferred Stock held.

                   (g)    Exchange.

                   (i) Requirements. The outstanding shares of Series A Senior Exchangeable Preferred Stock are exchangeable as a whole but not in part, at the option of the Corporation and subject to the terms and conditions of the Credit Agreement, the Note Indenture and the Existing Note Indenture, at any time on any Dividend Payment Date for the Corporation's 12 1/4% Subordinated Exchange Debentures due 2008 (the "Exchange Debentures") to be substantially in the form of Exhibit A to the Indenture, a copy of which is on file with the secretary of the Corporation, provided that any such exchange may only be made if on or prior to the date of such exchange (i) the Corporation has paid (or is deemed to have paid) all accumulated dividends on the Series A Senior Exchangeable Preferred Stock (including the dividends payable on the date of exchange) and there shall be no contractual impediment to such exchange; (ii) there shall be funds legally available sufficient therefor; and (iii) immediately after giving effect to such exchange, no Default or Event of Default (as defined in the Indenture) would exist under the Indenture and no default or event of default would exist under the Credit Agreement, the Note Indenture or the Existing Note Indenture. The exchange rate shall be $1.00 principal amount of Exchange Debentures for each $1.00 of liquidation preference of Series A Senior Exchangeable Preferred Stock, including, to the extent necessary, Exchange Debentures in principal amounts less than $1,000, provided that the Corporation shall have the right, at its option, to pay cash in an amount equal to the principal amount of that portion of any Exchange Debenture that is not an integral multiple of $1,000 instead of delivering an Exchange Debenture in a denomination of less than $1,000.

                  (ii) Procedure for Exchange. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for exchange, written notice (the "Exchange Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such exchange of the Series A Senior Exchangeable Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of Series A Senior Exchangeable Preferred Stock to be exchanged except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Exchange Notice shall state:

                          (1)     the date fixed for exchange;

                          (2) that the Holder is to surrender to the Corporation, in the manner and at the place or places designated, his certificate or certificates representing the shares of Series A Senior Exchangeable Preferred Stock to be exchanged;

                          (3) that dividends on the shares of Series A Senior Exchangeable Preferred Stock to be exchanged shall cease to accrue on such Exchange Date whether or not certificates for shares of Series A Senior Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date unless the corporation shall default in the delivery of Exchange Debentures; and

                          (4) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Series A Senior Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date.

                 (B) On or before the Exchange Date, each Holder of Series A Senior Exchangeable Preferred Stock shall surrender the certificate or certificates representing such shares of Series A Senior Exchangeable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Series A Senior Exchangeable Preferred Stock so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), such shares shall be exchanged by the Corporation into Exchange Debentures. The Corporation shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

                 (C) If notice has been mailed as aforesaid, and if before the Exchange Date specified in such notice (1) the Indenture shall have been duly executed and delivered by the Corporation and the trustee thereunder and (2) all Exchange Debentures necessary for such exchange shall have been duly executed by the Corporation and delivered to the trustee under the Indenture with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then the rights of the Holders of Series A Senior Exchangeable Preferred Stock so exchanged as stockholders of the Corporation shall cease (except the right to receive Exchange Debentures, an amount in cash equal to the amount of accrued and unpaid dividends to the Exchange Date and, if the Corporation so elects, cash in lieu of any Exchange Debenture not an integral multiple of $1,000), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered Holder or Holders of such Exchange Debentures as of the Exchange Date.

                 (iii) No Exchange in Certain Cases. Notwithstanding the foregoing provisions of this paragraph (g), the Corporation shall not be entitled to exchange the Series A Senior Exchangeable Preferred Stock for Exchange Debentures if such exchange, or any term or provision of the Indenture or the Exchange Debentures, or the performance of the Corporation's obligations under the Indenture or the Exchange Debentures, shall materially violate or conflict with any applicable law or agreement or instrument then binding on the Corporation or if, at the time of such exchange, the Corporation is insolvent or if it would be rendered insolvent by such exchange.

                   (h)    Change of Control.

                   (i) In the event of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Corporation shall notify the Holders of the Series A Senior Exchangeable Preferred Stock in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") all then outstanding shares of Series A Senior Exchangeable Preferred Stock at a purchase price of 101% of the then effective liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Change of Control Payment Date to the Change of Control Payment Date).

                  (ii) Within 30 days following the Change of Control Date, the Corporation shall send, by first class mail, postage prepaid, a notice to each Holder of Series A Senior Exchangeable Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Series

A Senior Exchangeable Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

                          (A) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this paragraph (h) and that all Series A Senior Exchangeable Preferred Stock validly tendered and not withdrawn will be accepted for payment;

                          (B) the purchase price (including the amount of accrued dividends, if any) and the purchase date (which shall be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

                          (C)     that any shares of Series A Senior
                 Exchangeable Preferred Stock not tendered will continue to accrue dividends;

                          (D) that, unless the Corporation defaults in making payment therefor, any share of Series A Senior Exchangeable Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

                          (E) that Holders electing to have any shares of Series A Senior Exchangeable Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the certificate or certificates representing such shares, properly endorsed for transfer together with such customary documents as the Corporation and the transfer agent may reasonably require, in the manner and at the place specified in the notice prior to the close of business on the Business Day prior to the Change of Control Payment Date;

                          (F) that Holders will be entitled to withdraw their election if the Corporation receives, not later than five Business Days prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Series A Senior Exchangeable Preferred Stock the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such shares of Series A Senior Exchangeable Preferred Stock purchased;

                          (G) that Holders whose shares of Series A Senior Exchangeable Preferred Stock are purchased only in part will be issued a new certificate representing the unpurchased shares of Series A Senior Exchangeable Preferred Stock; and

                          (H)     the circumstances and relevant facts
                 regarding such Change of Control.

                 (iii) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of the Series A Senior Exchangeable Preferred Stock in connection with a Change of Control Offer.

                  (iv) On the Change of Control Payment Date the Corporation shall (A) accept for payment the shares of Series A Senior Exchangeable Preferred Stock validly tendered pursuant to the Change of Control Offer, (B) pay to the Holders of shares so accepted the purchase price therefor in cash and (C) cancel and retire each surrendered certificate. Unless the Corporation defaults in the payment for the shares of Series A Senior Exchangeable Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accrue with respect to the shares of Series A Senior Exchangeable Preferred Stock tendered and all rights of Holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.

                   (v) If the purchase of the Series A Senior Exchangeable Preferred Stock would violate or constitute a default under the Credit Agreement, the Note Indenture, the Existing Note Indenture or other Indebtedness of the Corporation, then, notwithstanding anything to the contrary contained above, prior to complying with the foregoing provisions, but in any event within 30 days following the Change of Control Date, the Corporation shall either (A) repay in full all such Indebtedness and terminate all commitments outstanding under the Credit Agreement or (B) obtain the requisite consents, if any, under the Credit Agreement, the Note Indenture, the Existing Note Indenture or such Indebtedness required to permit the repurchase of Series A Senior Exchangeable Preferred Stock required by this paragraph (h). Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be obligated to make, any Change of Control Offer; provided that the Corporation's failure to comply with the provisions of this paragraph (h)(v) shall constitute a Voting Rights Triggering Event.

                 (i) Conversion or Exchange. The Holders of shares of Series A Senior Exchangeable Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

                 (j) Reissuance of Series A Senior Exchangeable Preferred Stock. Shares of Series A Senior Exchangeable Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock, provided that any issuance of such shares as Series A Senior Exchangeable Preferred Stock must be in compliance with the terms hereof.

                 (k) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

                 (l)      Certain Additional Provisions.

                 (i) Limitation on Incurrence of Additional Indebtedness. Neither the Corporation nor any of its Subsidiaries shall, directly or indirectly, create, incur, assume, guarantee, acquire or become liable for, contingently or otherwise (collectively, "incur"), any Indebtedness other than Permitted Indebtedness. Notwithstanding the foregoing limitation, the Corporation or any Subsidiary may incur Indebtedness if, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Corporation's Leverage Ratio is less than 7.0 to 1.

                  (ii) Limitation on Restricted Payments. (A) Neither the Corporation nor any of its Subsidiaries shall, directly or indirectly, make any Restricted Payment if immediately after giving effect thereto:

                          (1) any Voting Rights Triggering Event shall have occurred and be continuing; or

                          (2) the Corporation is not able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (l)(i) above; or

                          (3) the aggregate amount of Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the Board of Directors in good faith) exceeds the sum of (I) (x) 100% of the aggregate Consolidated EBITDA of the Corporation (or, in the event such Consolidated EBITDA shall be a deficit, minus 100% of such deficit) accrued subsequent to the Issue Date to the most recent date for which financial information is available to the Corporation, taken as one accounting period, less (y)
                 1.4 times Consolidated Interest Expense for the same period, plus (II) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the Board of Directors in good faith, received by the Corporation from any Person (other than a Subsidiary of the Corporation) from the issuance and sale on or subsequent to February 14, 1996 of Qualified Capital Stock of the Corporation (excluding any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Corporation or any Subsidiary of the Corporation, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Corporation upon such conversion or exchange), plus (III) without duplication of any amount included in clause (3)(II) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (3)(II) above), received by the Corporation as a capital contribution on or subsequent to February 14, 1996 (excluding the net proceeds from a Public Equity Offering by Chancellor to the extent used to redeem the Series A Senior Exchangeable Preferred Stock); plus (IV) $2,500,000.

                 (B) Notwithstanding the foregoing, these provisions will not prohibit: (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; (2) the acquisition of any Capital Stock of the Corporation or any warrants, options or other rights to acquire shares of any class of such Capital Stock either (I) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock or (II) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Corporation) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock; (3) payments by the Corporation to fund the operating expenses of Chancellor in an amount not to exceed $500,000 per annum; (4) payments by the Corporation to Chancellor to enable Chancellor to make payments pursuant to (x) the Financial Monitoring and Oversight Agreement or (y) the Tax Sharing Agreement;
         (5) payments by the Corporation to repurchase, or enable Chancellor to repurchase, Capital Stock or other securities of Chancellor from employees of Chancellor or the Corporation in an aggregate amount not to exceed $5,000,000; (6) payments to enable Chancellor to redeem or repurchase stock purchase or similar rights in an aggregate amount not to exceed $500,000; (7) payments, not to exceed $100,000 in the aggregate, to enable the Corporation to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; and (8) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with paragraph
         (f)(iii) above; provided, however, that no such payment may be made pursuant to this clause (8) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Corporation would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (l)(i) above such that after incurring that $1.00 of additional Indebtedness, the Leverage Ratio would be less than 6.0 to 1; provided, further, however, that in the case of clauses (4)(x), (5), (6), (7) and (8), no Voting Rights Triggering Event shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1), (2), (4)(x), (5), (6),
         (7) and (8) shall be included in such calculation.

                 (iii) Limitation on Preferred Stock of Subsidiaries. The Corporation shall not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Corporation or to a Wholly Owned Subsidiary of the Corporation) or permit any Person (other than to the Corporation or a Wholly Owned

         Subsidiary of the Corporation) to own any Preferred Stock of a Subsidiary of the Corporation (other than Acquired Preferred Stock; provided that at the time the issuer of such Acquired Preferred Stock becomes a Subsidiary of the Corporation or merges with the Corporation or any of its Subsidiaries, and after giving effect to such transaction, the Corporation shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (l)(i) above).

                  (iv) Reports. So long as any shares of Series A Senior Exchangeable Preferred Stock are outstanding, the Corporation will provide to the holders of Series A Senior Exchangeable Preferred Stock, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Corporation files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Corporation is no longer required to furnish such reports to its securityholders pursuant to the Exchange Act, the Corporation will cause its consolidated financial statements, comparable to those which would have been required to appear in annual or quarterly reports, to be delivered to the Holders of Series A Senior Exchangeable Preferred Stock.

                 (m) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                 "Acquired Preferred Stock" means Preferred Stock of any Person at the time such Person becomes a Subsidiary of the Corporation or at the time it merges or consolidates with the Corporation or any of its Subsidiaries and not issued by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Corporation or such acquisition, merger or consolidation.

                 "Affiliate" means a Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                 "Asset Acquisition" means (i) an Investment by the Corporation or any Subsidiary of the Corporation in any other Person pursuant to which such Person shall become a Subsidiary of the Corporation or shall be consolidated or merged with the Corporation or any Subsidiary of the Corporation or (ii) the acquisition by the Corporation or any Subsidiary of the Corporation of assets of any Person comprising a division or line of business of such Person.

                 "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Corporation or any of its Subsidiaries (excluding any Sale and Leaseback Transaction or any pledge of assets or stock by the Corporation or any of its Subsidiaries) to any Person other than the Corporation or a Wholly Owned Subsidiary of the Corporation of (i) any Capital Stock of any Subsidiary of the Corporation or (ii) any other property or assets of the Corporation or any Subsidiary of the Corporation other than in the ordinary course of business.

                 "Board of Directors" shall have the meaning ascribed to it in the first paragraph of this Resolution.

                 "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

                 "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and
         (ii) with respect to any Person that is not a corporation. any and all partnership or other equity interests of such Person.

                 "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

                 "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

                 "Chancellor" means Chancellor Broadcasting Company, a Delaware corporation, and its successors.

                 "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Exchange Indenture), other than to Hicks Muse or any of its Affiliates, officers and directors or to Steven Dinetz (the "Permitted Holders"); or (ii) a majority of the Board of Directors of Chancellor or the Corporation shall consist of Persons who are not Continuing Directors; or (iii) the acquisition by any Person or Group (other than the Permitted Holders) of the power, directly or indirectly, to vote or direct the voting of securities having more than

         50% of the ordinary voting power for the election of directors of Chancellor or the Corporation.

                 "Change of Control Date" shall have the meaning ascribed to it in paragraph (h) hereof.

                 "Change of Control Payment Date" shall have the meaning ascribed to it in paragraph (h) hereof.

                 "Change of Control Offer" shall have the meaning ascribed to it in paragraph (h) hereof.

                 "Commission" means the Securities and Exchange Commission.

                 "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Corporation or any of its Subsidiaries designed to protect the Corporation or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Corporation and its Subsidiaries.

                 "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (a) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses),
         (b) Consolidated Interest Expense and (c) Consolidated Non-Cash Charges, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

                 "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount,
         (b) the net cost under Interest Swap Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

                 "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication, (i) gains and losses from Asset Sales or abandonments or reserves relating thereto and the related tax effects, (ii) items classified as extraordinary or nonrecurring gains and losses, and the related tax effects according to GAAP, (iii) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Subsidiary of such first referred to Person or is merged or consolidated with it or any of its Subsidiaries, (iv) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise and (v) the net income of any Person, other than a Subsidiary, except to the extent of the lesser of (a) dividends or distributions paid to such first referred to Person or its Subsidiary by such Person and (b) the net income of such Person (but in no event less than zero), and the net loss of such Person shall be included only to the extent of the aggregate Investment of the first referred to Person or a consolidated Subsidiary of such Person.

                 "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary or nonrecurring item).

                 "Continuing Director" means, as of the date of determination, any Person who (i) was a member of the Board of Directors of Chancellor or the Corporation on the Issue Date, (ii) was nominated for election or elected to the Board of Directors of Chancellor or the Corporation with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (iii) is a representative of a Permitted Holder.

                 "Credit Agreement" means the Credit Agreement, dated February 14, 1996 among Chancellor, the Corporation, the lenders from time to time party thereto and Bankers Trust Company as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding subsidiaries of the Corporation as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

                 "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Corporation or any of its Subsidiaries against fluctuations in currency values.

                 "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to February 15, 2008.

                 "Dividend Payment Date" means February 15, May 15, August 15 and November 15, of each year.

                 "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

                 "Dividend Record Date" means February 1, May 1, August 1 and November 1 of each year.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                 "Exchange Date" means a date on which shares of Series A Senior Exchangeable Preferred Stock are exchanged by the Corporation for Exchange Debentures.

                 "Exchange Debentures" shall have the meaning ascribed to it in paragraph (g) hereof.

                 "Exchange Notice" shall have the meaning ascribed to it in paragraph (g) hereof.

                 "Existing Notes" means the Corporation's $60 million aggregate principal amount of 12 1/2% Senior Subordinated Notes due 2004 as the same may be modified or amended from time to time and future refinancings thereof.

                 "Existing Indenture" means the Indenture governing the Existing Notes as such Indenture may be amended or supplemented from time to time in accordance with the terms thereof.

                 "Existing Preferred Stock" means the Corporation's 12 1/4% Senior Cumulative Exchangeable Preferred Stock.

                 "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto.

                 "Financial Monitoring and Oversight Agreement" means, collectively, the Financial Monitoring and Oversight Agreement among Hicks, Muse & Co. Partners, L.P., the Corporation and Chancellor, as in effect on the Issue Date, and the Financial Advisory Agreement among HM/2 Management Partners, L.P., the Corporation and Chancellor, as in effect on the Issue Date.

                 "GAAP" means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.

                 "Holder" means a holder of shares of Series A Senior Exchangeable Preferred Stock as reflected in the stock books of the Corporation.

                 "Indebtedness" means with respect to any Person, without duplication, any liability of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments,
         (iii) constituting Capitalized Lease Obligations, (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (v) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) for Indebtedness of others guaranteed by such Person, (vii) for Interest Swap Obligations, Commodity Agreements and Currency Agreements and (viii) for Indebtedness of any other Person of the type referred to in clauses (i) through (vii) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured. The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above.

                 "Initial Dividend Period" means the dividend period commencing on the Issue Date and ending on the first Dividend Payment Date to occur thereafter.

                 "Interest Swap Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

                 "Investment" means (i) any transfer or delivery of cash, stock or other property of value in exchange for Indebtedness, stock or other security or ownership interest in any Person by way of loan, advance, capital contribution, guarantee or otherwise and (ii) an investment deemed to have been made by the Corporation at the time any entity which was a Subsidiary of the Corporation ceases to be such a Subsidiary in an amount equal to the value of the loans and advances made, and any remaining ownership interest in, such entity immediately following such entity ceasing to be a Subsidiary of the Corporation. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined conclusively in good faith by management of the Corporation unless the fair market value of such Investment exceeds $1,000,000, in which case the fair market value shall be determined conclusively in good faith by the Board of Directors at the time such Investment is made.

                 "Issue Date" means the date of original issuance of the Series A Senior Exchangeable Preferred Stock.

                 "Junior Stock" shall have the meaning ascribed to it in paragraph (b) hereof.

                 "Leverage Ratio" shall mean, as to any Person, the ratio of
         (i) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to (ii) the Consolidated EBITDA of such Person for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination.

                 For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of the Person and its Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness giving rise to the need to perform such calculation had been incurred and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred had occurred, on the last day of the Four Quarter Period. In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and its Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person that becomes a Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period. Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated EBITDA," (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the

         Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

                 "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

                 "Mandatory Redemption Price" shall have the meaning ascribed to it in paragraph (e) hereof.

                 "Note Indenture" means the Indenture governing the Notes as such Indenture may be amended or supplemented from time to time in accordance with the terms thereof.

                 "Notes" means the Corporation's $200.0 million aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2004 of the Corporation as the same may be modified or amended from time to time and future refinancings thereof.

                 "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

                 "Officers' Certificate" means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

                 "Opinion of Counsel" means an opinion of counsel that, in such counsel's opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under "Officers' Certificate".

                 "Optional Redemption Price" shall have the meaning ascribed to it in paragraph (e)(i) hereof.

                 "Parity Stock" shall have the meaning ascribed to it in paragraph (b) hereof.

                 "Permitted Indebtedness" means, without duplication, (i) Indebtedness outstanding on the Issue Date, including, without limitation, the Notes, the Existing Notes, and guarantees thereof;
         (ii) Indebtedness of the Corporation incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the sum of the aggregate commitments pursuant to the Credit Agreement as initially in effect reduced by the aggregate principal amount permanently repaid with the proceeds of Asset Sales; (iii) Indebtedness evidenced by the Exchange Debentures, including any Exchange Debentures issued in accordance with the Exchange Indenture as the payment of interest on the Exchange Debentures; (iv) Interest Swap Obligations; provided that such Interest Swap Obligations are entered into to protect the Corporation from fluctuations in interest rates of its Indebtedness; (v) additional Indebtedness of the Corporation or any of its Subsidiaries not to exceed $10,000,000 in principal amount outstanding at any time (which amount may, but need not, be incurred under the Credit Agreement); (vi) Refinancing Indebtedness; (vii) Indebtedness owed by the Corporation to any Wholly Owned Subsidiary or by any Subsidiary to the Corporation or any Wholly Owned Subsidiary of the Corporation; and (viii) guarantees by Subsidiaries of any Indebtedness permitted to be incurred pursuant to the terms of paragraph (1)(i) hereof.

                 "Permitted Investments" means (i) Investments by the Corporation or any Subsidiary to acquire the stock or assets of any Person (or Indebtedness of such Person acquired in connection with a transaction in which such Person becomes a Subsidiary of the Corporation) engaged in the broadcast business or businesses reasonably related thereto; provided that if any such Investment or series of related Investments involves an Investment by the Corporation in excess of $5,000,000, the Corporation is able, at the time of such investment and immediately after giving effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (l)(i) hereof, (ii) Investments received by the Corporation or its Subsidiaries as consideration for a sale of assets, (iii) Investments by the Corporation or any Wholly Owned Subsidiary of the Corporation in any Wholly Owned Subsidiary of the Corporation (whether existing on the Issue Date or created thereafter) or any Person that after such Investments, and as a result thereof, becomes a Wholly Owned Subsidiary of the Corporation and Investments in the Corporation by any Wholly Owned Subsidiary of the Corporation, (iv) cash and Cash Equivalents, (v) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangement and (vi) additional Investments in an aggregate amount not to exceed $2,500,000 at any time outstanding.

                 "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

                 "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

                 "pro forma" means, unless otherwise provided herein, with respect to any calculation made or required to be made pursuant hereto, a calculation in accordance with Article II of Regulation S-X under the Securities Act.

                 "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of the Corporation or Chancellor, pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act; provided, however, that, in the case of a Public Equity Offering by Chancellor, Chancellor contributes to the capital of the Corporation net cash proceeds in an amount sufficient to redeem the Series A Senior Exchangeable Preferred Stock called for redemption in accordance with the terms hereof.

                 "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

                 "Quarterly Dividend Period" shall mean the quarterly period commencing on each February 16, May 16, August 16 and November 16 and ending on the next succeeding Dividend Payment Date, respectively.

                 "Series A Senior Exchangeable Preferred Stock" shall have the meaning ascribed to it in paragraph (a) hereof.

                 "Redemption Date", with respect to any shares of Series A Senior Exchangeable Preferred Stock, means the date on which such shares of Series A Senior Exchangeable Preferred Stock are redeemed by the Corporation.

                 "Redemption Notice" shall have the meaning ascribed to it in paragraph (e) hereof.

                 "Refinancing Indebtedness" means any refinancing by the Corporation of Indebtedness of the Corporation or any of its Subsidiaries incurred in accordance with paragraph (l)(i) hereof (other than pursuant to clause (ii) or (iv) of the definition of Permitted Indebtedness) that does not (i) result in an increase in the aggregate principal amount of Indebtedness (such principal amount to include, for purposes of this definition, any premiums, penalties or accrued interest paid with the proceeds of the Refinancing Indebtedness) of such Person or (ii) create Indebtedness with (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced or (b) a final maturity earlier than the final maturity of the Indebtedness being refinanced.

                 "Restricted Payment" means (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock) on shares of Junior Stock, (ii) any purchase, redemption, retirement or other acquisition for value of any Junior Stock, or any warrants, rights or options to acquire shares of Junior Stock, other than through the exchange of such Junior Stock or any warrants, rights or options to acquire shares of any class of such Junior Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock or (iii) the making of any Investment (other than a Permitted Investment).

                 "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the

         Corporation or a Subsidiary of any property, whether owned by the Corporation or any Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Corporation or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

                 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                 "Senior Stock" shall have the meaning ascribed to it in paragraph (b) hereof.

                 "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person. Notwithstanding anything contained herein to the contrary, all references to the Corporation and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Corporation and its Subsidiaries as to which financial statements are prepared on a combined basis in accordance with GAAP and to financial information prepared on such a combined basis. Notwithstanding anything herein to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary for purposes hereof.

                 "Tax Sharing Agreement" means the Tax Sharing Agreement between the Corporation and Chancellor, as in effect on the Issue Date.

                 "Unrestricted Subsidiary" means a Subsidiary of the Corporation created after the Issue Date and so designated by a resolution adopted by the Board of Directors, provided that (i) neither the Corporation nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (a) provides any credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (b) is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) the creditors with respect to Indebtedness for borrowed money of such Subsidiary, having a principal amount in excess of $5,000,000, have agreed in writing that they have no recourse, direct or indirect, to the Corporation or any other Subsidiary of the Corporation (other than Unrestricted Subsidiaries), including, without limitation, recourse with respect to the payment of principal of or interest on any Indebtedness of such Subsidiary and
         (iii) at the time of designation of such Subsidiary such Subsidiary has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary). Any such designation by the Board of Directors shall be evidenced by a resolution of the Board of Directors giving effect to such designation.

                 "Voting Rights Triggering Event" shall have the meaning ascribed to it in paragraph f(iv) hereof.

                 "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

                 "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares) which normally have the right to vote m the election of directors are owned by such Person.

                 IN WITNESS WHEREOF, said Chancellor Radio Broadcasting Company, has caused this Certificate to be signed by Jacques Kerrest, its Senior Vice President, this ___ day of __________, 1996.


                                        CHANCELLOR RADIO BROADCASTING COMPANY


                                        By:
                                            -----------------------------------
                                            Name:  Jacques Kerrest
                                            Title: Senior Vice President

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to SFX. Programmer shall remit to SFX all amounts collected with respect to SFX's accounts receivable within five (5) business days of termination hereunder.

                 Upon termination, Programmer shall be responsible for debts and obligations resulting from the use of the Long Island Stations' air time and equipment by Programmer including, without limitation, accounts payable and net barter balances in excess of Fifty Thousand Dollars ($ 50,000), relating to the period on and after the date of this Agreement and up to the termination of this Agreement and shall be entitled to the revenues and other credits for that period.

         20.     No Format Changes.

                 Until such time has elapsed pursuant to Section 22.11 to terminate this Agreement, Programmer shall not materially change the entertainment format of the Long Island Stations.

         21.     SFX's Indemnification.

                 SFX shall indemnify, defend, hold and save Programmer harmless from and against any and all claims, losses, costs, liabilities, damages, FCC forfeitures, and expenses, including counsel fees, of every kind, nature, and description, including libel, slander, illegal competition or trade practices, or infringement of trade marks or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights arising out of:

                 (a) SFX's operation of the Long Island Stations (not including the operation of the Long Island Stations by Programmer) under this Agreement, and

                 (b) breach of any warranty, representation, covenant, agreement or obligation of SFX contained in this Agreement.


         22.     Programmer's Indemnification.

                 Programmer shall indemnify, defend, hold and save SFX harmless from and against any and all claims, losses, costs, liabilities, damages, FCC forfeitures, and expenses, including counsel fees, of every kind, nature, and description, including libel, slander, illegal competition or trade practices, or infringement of trade marks or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights arising out of:

                 (a) the programming furnished by Programmer under this Agreement,

                 (b) the actions or failure to act of its employees or agents under this Agreement

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and

                 (c) breach of any warranty, representation, covenant, agreement or obligation of Programmer contained in this Agreement.

         23.     Procedure for Indemnification.

                 The party seeking indemnification under this paragraph ("Indemnitee") shall give the party from whom it seeks indemnification ("Indemnitor") prompt notice, as provided herein, of the assertion of such a claim provided, however, that the failure to give notice of a claim within a reasonable time shall only relieve the Indemnitor of liability to the extent it is materially prejudiced thereby. Promptly after receipt of written notice, as provided herein, of a claim by a person or entity not a party to this Agreement, the Indemnitor shall assume the defense of such claim; provided, however, that:

                 (a) If the Indemnitor fails, within a reasonable time after receipt of notice of such claim, to assume the defense thereof, the Indemnitee shall have the right to undertake the defense, compromise, and settlement of such claim on behalf of and for the account and risk of Indemnitor, subject to the right of the Indemnitor (upon notifying the Indemnitee of its election to do so) to assume the defense of such claim at any time prior to the settlement, compromise, judgment, or other final determination thereof;

                 (b) If in the reasonable judgment of the Indemnitee, based upon the advise of its counsel, a direct or indirect conflict of interest exists between the Indemnitee and Indemnitor, the Indemnitee shall (upon notifying the Indemnitor of its election to do so) have the right to undertake the defense, compromise, and settlement of such claim on behalf of and for the account and risk of Indemnitor (it being understood and agreed that the Indemnitor shall not be entitled to assume the defense of such claim);

                 (c) If the Indemnitee in its sole discretion elects, it shall (upon notifying the Indemnitor of its election to do so) be entitled to employ separate counsel and to participate in the defense of such claim, but the fee and expenses of counsel so employed shall (except as contemplated by clauses (a) and (b) above) be borne solely by Indemnitee;

                 (d) The Indemnitor shall not settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the grant by the claimant or plaintiff to each Indemnitee of a release from any and all liability in respect thereof; and

                 (e) The Indemnitor shall not settle or compromise any claim in any manner, or consent to the entry of any judgment, that could reasonably be expected to have a material adverse

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effect on the Indemnitee.

         24.     Dispute Over Indemnification.

                 If upon presentation of a claim for indemnity hereunder, the Indemnitor does not agree that all, or part, of such claim is subject to the indemnification obligations imposed upon it pursuant to this Agreement, it shall promptly so notify the Indemnitee. Thereupon, the parties shall attempt to resolve their dispute, including where appropriate reaching an agreement as to that portion of the claim, if any, which both concede is subject to indemnification. To the extent that the parties are unable to reach some compromise within thirty (30) days thereafter, the parties shall be free to pursue all appropriate legal and equitable remedies.

         25.     Programmer's Remedies for Operational Deficiencies.

                 Except as set forth in this Section 25, and except for reductions in power or interruptions occurring between the hours of 12:00 midnight and 6:00 a.m. as a result of maintenance or repairs or during such periods that the Long Island Stations are operating from its authorized auxiliary antenna, if any of the normal broadcast transmissions of the Long Island Stations are interrupted, interfered with, or in any way impaired with so that the Long Island Stations are not operating at full licensed power and antenna height or are off the air, or in the event that SFX preempts Chancellor's programming, Programmer shall be entitled to an equitable reduction in the amount of its monthly fee which is proportionate to the period of time that the Long Island Stations' operations are deficient, the Long Island Stations' programming is preempted or the Long Island Stations are off the air.



         26.     Force Majeure.

                 Any failure or impairment of the Long Island Stations' facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast due to Acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods and any other cause not reasonably within the control of SFX (including any obligation of SFX to reduce power or suspend operation to avoid occupational exposure to harmful RF radiation), shall not constitute a breach of this Agreement and SFX will not be liable to Programmer.

         27.     Other Agreements.

                 During the term of this Agreement, SFX will not enter into any other local marketing,

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program provision, local management or similar agreement with any third party with respect to the Long Island Stations.

         28.     Assignment.

                 This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assignees, including specifically any purchaser of the Long Island Stations from SFX. Neither party may assign its rights without the prior written consent of the other party which consent shall not be unreasonably withheld.

         29.     Entire Agreement.

                 This Agreement, and the Attachments hereto, embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement will be effective unless evidenced by an instrument in writing signed by the parties.

         30.     Taxes.

                 SFX and Programmer shall each pay its own ad valorem taxes, if any, which may be assessed on such party's respective personal property for the periods that such items are owned by such party. Each party shall be responsible for any sales tax imposed on advertising aired during the programming provided by that party.

         31.     Headings.

                 The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.


         32.     Governing Law.

                 The obligations of SFX and Programmer are subject to applicable federal, state and local law, rules and regulations, including, but not limited to, the Act and the Rules and Regulations of the FCC. The construction and performance of the Agreement will be governed by the laws of the State of New York.

         33.     Notices.

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                 Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received on the date of personal delivery; on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested; on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery and shall be addressed to the following addresses:

                 To Programmer:   Chancellor Broadcasting Company
                                  12655 N. Central Expressway, Suite 321
                                  Dallas, Texas 75243
                                  Attention: Mr. Steven Dinetz
                                  Telecopier number: (214) 239-0220

                 Copy to:         Matthew L. Leibowitz, Esq.
                                  Leibowitz & Associates
                                  One S.E. Third Avenue, Suite 1450
                                  Miami, FL 33131
                                  Telephone number: (305) 530-1322
                                  Telecopier number: (305) 530-9417




                 To SFX:          Robert F.X. Sillerman
                                  SFX Broadcasting, Inc.
                                  150 E. 58th Street
                                  New York, NY 10155
                                  Telecopier number: (212) 753-3188

                 Copy to:         Richard A. Liese, Esq.
                                  SFX Broadcasting, Inc.
                                  150 E. 58th Street
                                  New York, NY 10155
                                  Telecopier number: (212) 753-3188

                 The date of any such notice and service thereof shall be deemed to be:

                 (a) the day of delivery if hand delivered or delivered by overnight courier;

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                 (b) the day of delivery as indicated on the return receipt if dispatched by mail, or

                 (c) the date of telecopy transmission as indicated on the telecopier transmission report provided that any telecopy transmission shall not be effective unless a paper copy sent by overnight courier on the date of the telecopy transmission is delivered.

                 Either party may change its address for the purpose of notice by giving notice of such change in accordance with the provisions of this paragraph.

         34.     Severability.

                 If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         35.     Certifications.

                 (a) Control of Stations. SFX hereby verifies that it will maintain control of the Long Island Stations and their facilities, including specifically control over the Long Island Stations' finances, personnel and programming during the term of this Agreement.

                 (b) Compliance with Ownership Rules. Programmer hereby verifies that the arrangement contemplated by this Agreement complies with the provisions of Section 73.3555(a) of the rules and regulations of the FCC.

         36.     No Joint Venture.

                 The parties agree that nothing herein shall constitute a joint venture or partnership between them.

         37.     Beneficiaries.

                 Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                           CHANCELLOR RADIO BROADCASTING COMPANY



                                        By: /s/ STEVEN DINETZ
                                           -------------------------------------
                                           Steven Dinetz
                                           President


                                           WBLI, Inc.



                                        By: /s/ ROBERT F. X. SILLERMAN
                                           -------------------------------------
                                           Robert F. X. Sillerman
                                           Executive Chairman & CEO


                                           WBLI-FM, Inc.



                                        By: /s/ ROBERT F. X. SILLERMAN
                                           -------------------------------------
                                           Robert F. X. Sillerman
                                           Executive Chairman & CEO

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                                           WHFM, Inc.



                                        By: /s/ ROBERT F. X. SILLERMAN
                                           -------------------------------------
                                           Robert F. X. Sillerman
                                           Executive Chairman & CEO


                                           WBAB, Inc.



                                        By: /s/ ROBERT F. X. SILLERMAN
                                           -------------------------------------
                                           Robert F. X. Sillerman
                                           Executive Chairman & CEO


                                           WGBB, Inc.



                                        By: /s/ ROBERT F. X. SILLERMAN
                                           -------------------------------------
                                           Robert F. X. Sillerman
                                           Executive Chairman & CEO

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                                PAYMENT SCHEDULE

         In exchange for the air time supplied to Programmer pursuant to this Agreement, Programmer shall pay SFX Three Hundred Seventy Five Thousand Dollars ($375,000) per month until the Jacksonville Stations LMA goes into effect.
Once the Jacksonville Stations LMA goes into effect, the amounts payable to SFX shall be reduced to Twenty Five Thousand Dollars ($25,000) per month. If the Jacksonville Stations LMA is implemented before November 1, 1996, the monthly payment obligation after November 1, 1996 shall be zero dollars ($0.00). In the event that the Jacksonville Stations LMA is never entered into, the monthly payments will remain at Three Hundred Seventy Five Thousand Dollars ($375,000) per month. The first monthly payment to SFX is due and payable on July 1, 1996, and each successive payment is due on the first day of each month thereafter. The monthly fee shall be reduced pro rata for any partial month at the beginning or end of the term of this Agreement.

                                              Long Island LMA & Facility Fee

         Monthly LMA Fee - Jul                     $ 375,000
         Monthly LMA Fee - Aug                     $  25,000
         Monthly LMA Fee - Sep                     $  25,000
         Monthly LMA Fee - Oct                     $  25,000
         Monthly LMA Fee - Nov - ~                 $       0

Technical:

         Salaries - Engineers/Managers             $   6,567
         Utilities - Transmitter Sites             $  12,300
         Maintenance - Transmitter Sites           $   3,108
         Leases - Transmitter Sites                $   3,275
         Total Technical                           $  25,250

General & Administrative:

         Salaries - Receptionist                   $  1,917
         Payroll - 8.5% Average                    $    558
         Health Insurance estimate                 $    750
         Office/Studio Rent                        $  1,258
         Office/Studio Maintenance                 $  3,958
         Office/Studio Utilities                   $      0
         Office/Studio Tax                         $      0

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         Property Tax                              $  8,567
         General Insurance                         $  7,167
         Workmans Comp (3 employees est.)          $    200
         Total General and Administrative          $ 24,375

         Monthly Facility Fee                      $ 49,625

         Annualized Facility Fee                   $595,498

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                                   SCHEDULE B

                                   EMPLOYEES



 [Copy of Employees' Summaries for each Long Island Station to be provided.]

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                                  ATTACHMENT I

                BROADCAST STATIONS PROGRAMMING POLICY STATEMENT

         Programmer agrees to cooperate with SFX in the broadcasting of programs of the highest possible standard of excellence and for this purpose to observe the following regulations in the preparation, writing and broadcasting of its programs. Further Programmer agrees that all material broadcast on the Long Island Stations shall comply with all federal, state and local applicable laws, rules and regulation.

           I.    No Plugola or Payola.

                 The broadcast of any material for which any money, service or other valuable consideration is directly or indirectly paid, or promised to or charged or accepted by, the Programmer, from any person, shall be prohibited, unless, at the time the same is broadcast, it is announced as paid for or furnished by such person.

          II.    Political Broadcasting.

                 Within thirty (30) days of the Commencement Date, Programmer shall provide SFX with a written political advertising disclosure statement which fully and accurately discloses how the Programmer sells programming and advertising time and which makes parties purchasing political programming and advertising time fully aware of the lowest unit charge provisions of Section 315 of the Act. In addition, at least thirty (30) days before the start of any primary or election campaign, Programmer will clear with the Long Island Stations' general managers the rates Programmer will charge for the time to be sold to candidates to make certain that the rate charges is in conformance with the applicable law and Stations policy.

         III.    Required Announcements.

                 Programmer shall broadcast (i) an announcement in a form satisfactory to SFX at the beginning of each hour to identify the Long Island Stations and (ii) any other announcements that may be required by law, regulation or SFX's Stations policy.

          IV.    No Illegal Announcements.

                 No announcements, broadcasts or promotions prohibited by federal, state or local law shall be made over the Long Island Stations. This prohibition specifically includes, but is not limited to, any and all programming or other broadcast material concerning tobacco or alcohol related products which are unlawful. The airing of any broadcast material concerning contests, lotteries or

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games must be conducted in accordance with all applicable law, including FCC rules and regulations. Any obscene, indecent, or fraudulent programming is prohibited. All sponsored programming or other broadcast material must be identified in accordance with applicable law, including FCC rules and regulations.

           V.    SFX Discretion Paramount.

                 In accordance with SFX's responsibility under the Communications Act of 1934, as amended, and the Rules and Regulations of the Federal Communications Commission, SFX reserves the right to reject or terminate any advertising proposed to be presented or being presented over the Long Island Stations, which is in conflict with Long Island Stations' policies or which SFX or its general manager's reasonable judgement would not serve the public interest.

         In any case where questions of policy or interpretation arise, Programmer should submit the same to SFX for decision before making any commitments in connection therewith.

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                                 ATTACHMENT II

                                PAYOLA AFFIDAVIT



City of                            )

County of                          )

State of                           )

         I,                                                       , having
first been duly sworn, hereby state that I have read and will comply with the provisions of Section 317 and 507 of the Communications Act of 1934, as amended, copies of which are attached hereto, I also have read and will comply with the provisions of the Commission's Sponsorship Identification Rule (73.1212), a copy of which is attached hereto.

         I also will comply with the policy of this Station, (insert call letters here), which prohibits every employee having any voice in the selection of broadcast matter from (a) engaging in any outside business or economic activity which would create a conflict of interest in the selection of broadcast matter; (b) accepting any favors, loans, entertainment or other consideration from persons seeking the airing of any broadcast matter in return thereof, and (c) promoting over the air (except by means of an appropriate commercial announcement) any activity or matter in which the employee has a direct or indirect financial interest.

         I understand that receiving or agreeing to receive anything of value from a third party for the broadcast of any program material over the Stations is a crime, unless the agreed payment is disclosed to the Stations before broadcast of the program material. This crime, commonly called "payola", is punishable by one year in prison and a fine of up to $10,000.

         During the past year, I have not been promised or paid anything of value directly or indirectly by a third party for the broadcast of any programming material over the Stations.



                                           -------------------------------------
                                           Affiant


         The foregoing instrument was acknowledged before me this
day of                    , 1996

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by                       , who is personally known to me or who has produced
                      as identification.




                                             -----------------------------------
                                             Notary Public



My commission expires:
                      -----------------------------